Exhibit 99.13

APPROVAL OF THE PROSPECTUS FOR THE CAPITAL INCREASE AND LAUNCH OF THE OFFER IN RESPECT OF THE RESERVED TRANCHE

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION TO ANY PERSON LOCATED OR RESIDENT IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DISTRIBUTE THIS DOCUMENT

– Banca Carige S.p.A. (the “Bank”) hereby announces to holders of the EUR 100 million fixed/floating rate “Lower Tier II Subordinated Notes due 2018” (ISIN: XS0372143296), the EUR 160 million 8.338% “Perpetual Tier I Junior Subordinated Notes due 2018” (ISIN: XS0400411681) and the EUR 50 million 5.7% “Lower Tier II Subordinated Notes due 2020” (ISIN: XS0542283097) (collectively, the “Relevant Notes”) and the EUR 200 million 7.321% “Lower Tier II Subordinated Notes due 2020” (together with the Relevant Notes, the “Existing Notes”), which were the subject of a liability management exercise launched by the Bank on 29 September 2017 (the “LME”) and described in the Information Memorandum dated 29 September 2017 (the “Information Memorandum”), that the Italian Securities and Exchange Commission, Consob, has approved, on 21 November 2017, the Registration Document, Information Note and Summary Note (together, the “Prospectus”) relating to the share capital increase of the Bank, to be implemented through the issue of new ordinary shares with no par value, resolved upon by the Bank’s Board of Directors’ meeting of 14 November 2017 in execution of the power it was vested with by the Extraordinary Shareholders’ Meeting of 28 September 2017 (the “Capital Raising”).

Capitalised terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Information Memorandum.

As already envisaged in the Information Memorandum, the Prospectus contains, inter alia, an offer to one or more categories of investors taking part in the LME to subscribe for a tranche of shares in the Capital Raising (the “Reserved Tranche”) and accordingly holders of the Relevant Notes (the “Eligible LME Investors”) are entitled to participate therein pursuant to the procedures indicated in the Prospectus.

Eligible LME Investors may participate in the Reserved Tranche, on a voluntary basis, by contacting their depositary, broker or other intermediary through which they hold their Existing Notes and by completing and executing an application form for the acceptance of the offer and corresponding subscription order for shares in the Reserved Tranche (the “Acceptance Form”).

Eligible LME Investors are invited to read carefully the Prospectus and the Acceptance Form to make their assessment and decision in respect of their participation to the Reserved Tranche.

The Prospectus and the Acceptance Form are available to the public at the Bank’s offices at Via Cassa di Risparmio, 15, Genoa, and on the Bank’s website, www.gruppocarige.it.

In addition to completing the Acceptance Form, in order for part of the entitlements following the LME to be delivered in Reserved Tranche equity on the Settlement Date, an electronic instruction must be submitted via Euroclear Bank SA/NV (“Euroclear”) or Clearstream Luxembourg (“Clearstream” and together with Euroclear, the “Clearing Systems”) by 13.30 (CET) on 6 December 2017.

In order to submit such electronic instruction, an Eligible LME Investor shall instruct its Direct Participant to cancel and replace its original electronic instruction with a new electronic instruction under a newly created option under the same corporate action announcement in accordance with the requirements of the applicable Clearing System.

Eligible LME Investors should be aware that deadlines set by any Direct Participants or Clearing System may be earlier than those set out in this announcement.

For the avoidance of doubt, switching into the newly created option will not cause an Eligible LME Investor to lose their entitlement to the application of the Early Participation Exercise Ratio or Exercise Ratio, as applicable, under the LME.

This Notice is given by Banca Carige S.p.A.—Cassa di Risparmio di Genova e Imperia.

Noteholders should contact the following for further information:

The Dealer Managers

Credit Suisse Securities (Europe) Limited One Cabot Square London E14 4QJ United Kingdom Attention: Liability Management Desk Email: liability.management@credit-suisse.com	Deutsche Bank, London Branch Winchester House 1 Great Winchester Street London EC2N 2DB United Kingdom Attention: Liability Management Group

The Exchange and Tabulation Agent

Lucid Issuer Services Limited

Tankerton Works

12 Argyle Walk

London WC1H 8HA

United Kingdom

Telephone: +44 20 7704 0880

Attention: Paul Kamminga

Email: carige@lucid-is.com

Dated 22 November 2017

This announcement does not constitute an offer or invitation to subscribe for or purchase, or a solicitation of any offer to purchase or subscribe for any securities and nothing contained herein shall form the basis of any contract or commitment whatsoever. This announcement is being communicated to and is directed only to (i) persons to whom it may be lawful to communicate such announcement; and (ii) persons to whom it may be required by law or regulation to disclose such information (all such persons being referred to as relevant persons). This announcement is only directed at relevant persons and must not be acted on or relied on by persons who are not relevant persons.

The exchange offer which forms part of the LME is made for U.S. securities law purposes, for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the Bank is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the Bank may purchase securities otherwise than under the exchange offer which forms part of the LME, such as in open market or privately negotiated purchases.

The distribution of this announcement, directly or indirectly, in or into Canada, Australia or Japan is prohibited. This announcement (and the information contained herein) does not contain or constitute an offer of securities for sale, or solicitation of an offer to purchase securities, in Canada, Australia or Japan or any other jurisdiction where such an offer or solicitation would require the approval of local authorities or otherwise be unlawful (the “Other Countries”).

This announcement does not constitute an offer or invitation to subscribe for or purchase, or a solicitation of any offer to purchase or subscribe for any securities and nothing contained herein shall form the basis of any contract or commitment whatsoever. This announcement is being communicated to and is directed only to (i) persons to whom it may be lawful to communicate such announcement; and (ii) persons to whom it may be required by law or regulation to disclose such information (all such persons being referred to as relevant persons). This announcement is only directed at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Other persons should not rely or act upon this announcement or any of its contents. This announcement has been prepared for information purposes only. In particular, this announcement may not be taken or transmitted into Canada, Australia or Japan or distributed, directly or indirectly, in Canada, Australia or Japan. This announcement is not an offer to sell or the solicitation of an offer to purchase or subscribe for securities in any jurisdiction where to do so would be unlawful.

Securities may not be sold in the United States absent registration or an exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Banca Carige S.p.A. (the “Company”) does not intend to register or conduct any public offer of securities in the United States. Distribution of the announcement and any information contained in it in any other jurisdictions may be restricted by law. Persons into whose possession this information comes should inform themselves about and observe any such restrictions.

No reliance may be placed for any purposes whatsoever on the information contained in this document, or any material discussed in the context of such document, or on its completeness, accuracy and fairness. Although care has been taken to ensure that the announcement is materially accurate, and that the opinions expressed are reasonable, the contents of this material has not been verified by the Company, its shareholders, consultants and advisors. Accordingly, no representation or warranty, express or implied, is made or given on behalf of Company, its shareholders, consultants and advisors, or any of their respective members, directors, officers or employees or any other person as to the accuracy, completeness or fairness of the information or opinions contained in this document or any other material discussed in the context of this announcement. None of the Company, its shareholders, consultants and advisors, or any of their respective members, directors, officers or employees or any other person accepts any liability whatsoever for any loss howsoever arising from any use of this announcement or its contents or otherwise arising in connection therewith.